UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2012
____________________

TEL-INSTRUMENT ELECTRONICS CORP
(Exact name of registrant as specified in its charter)

New Jersey	33-18978	22-1441806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

728 Garden St Carlstadt, New Jersey 07072	(201) 933-1600
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01.   Regulation FD Disclosure

Tel-Instrument Electronics Corp will be reporting fourth quarter revenues of $5.2 million for the period ending March 31, 2012 when it releases its audited financial statements. Net profits for the fourth quarter will be below expectations due in part to a warranty reserve to correct issues seen in previously sold CRAFT units. For the first quarter for the 2013 fiscal year ending June 30, 2012, TIC is forecasting sharply reduced revenues and a loss due mainly to a temporary hold in CRAFT 708 production shipments to correct issues discovered in prior CRAFT 719 deliveries and incorporate the final AIMS approved software configuration which includes several product enhancements. TIC has also experienced continuing delays in securing a production release on the TS-4530A program from the Army. TIC has made several management changes to enhance its organizational structure and provide emphasis to the manufacturing stage of the Company’s development as it enters the production phase of its three major programs. The Company is working closely with the Navy and the Army to secure production releases on the CRAFT and TS-4530A programs and is optimistic that this will occur within the next 30 days. TIC is still predicting significant revenue and profitability growth for the current fiscal year ending March 31, 2013.

With the delays on the CRAFT and TS-4530A production in the current quarter ending June 30, 2012, TIC’s cash flow has been negatively impacted. As such, TIC is exploring alternative mechanisms to secure additional short-term financing. This includes working with the government to secure progress payments on these programs.

A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

TEL-INSTRUMENT ELECTRONICS CORP

Date:	June 13, 2012	By:	/s/	Jeffrey C. O’Hara
Jeffrey C. O’Hara
CEO

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